                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT is made and entered into this 8th day of July, 2004, but is effective as of the 1st day of May, 2004, by and between CHICO'S FAS, INC. a Florida corporation (the "Employer"), and JAMES P. FRAIN (the "Employee").


                              W I T N E S S E T H:


     1. EMPLOYMENT. The Employer hereby employs the Employee, and the Employee hereby accepts such employment, upon the terms and subject to the conditions set forth in this Agreement.

     2. TERM.

          (a) Subject to the provisions of termination as hereinafter provided, the term of employment under this Agreement shall begin May 1, 2004 and shall continue through April 30, 2005; provided, however, that beginning on April 30, 2005 and on each April 30th (each a "Renewal Date") thereafter and provided that the Employee has not delivered to the Employer a Change Notice (as hereinafter defined), the term of this Agreement shall automatically be extended for one additional year unless either party gives the other written notice of termination at least ninety (90) days prior to any such Renewal Date. Notwithstanding the foregoing, if the Employee gives such a written notice of termination to the Employer at least ninety (90) days prior to a Renewal Date but less than one hundred eighty (180) days prior to such Renewal Date, the term of this Agreement shall be extended to a date which is one hundred eighty (180) days after the date on which the Employee gives such written notice of termination to the Employer. For example, if the Employee were to give such written notice of termination on December 1, 2004, the term of the Agreement would not terminate on April 30, 2005 but instead would be extended to, and would terminate on, June 1, 2005 (i.e, one hundred eighty (180) days following December 1, 2004).

          (b) If at any time on or after October 31, 2004 the Employee delivers to the Employer a Change Notice, then from and after the date which is six (6) months after the date of the Change Notice (the "Effective Changeover Date") the relationship of the Employee with the Employer shall be changed to a terminable at will consulting arrangement on the terms described elsewhere in this Agreement.

          (c) The period of time from the effective date of this Agreement until the Effective Changeover Date, subject to any earlier termination of this Agreement pursuant to the provisions of termination as hereinafter provided, shall be referred to herein as the "Employment Term." The period of time from the Effective Changeover Date until the subsequent termination of this Agreement shall be referred to herein as the "Consulting Term."

          (d) For these purposes, a "Change Notice" shall mean a written notice given by the Employee to the Employer pursuant to which the Employee elects, effective as of the date which is six months following the date of delivery of the Change Notice, to change his status under this Agreement from being a full time management employee of the Employer to being a terminable at will consultant.

     3. COMPENSATION; REIMBURSEMENT, ETC.

          (a) SALARY.

               (i) The Employer shall pay to the Employee as compensation for all services rendered by the Employee during the Employment Term of this Agreement a basic annualized salary of $400,000 per year (the "Basic Salary"), or such other sum as the parties may agree on from time to time, payable monthly or in other more frequent installments, as determined by the Employer. The Board of Directors of the Employer shall have the right, by action of such Board of Directors, to increase the Employee's Basic Salary from time to time during the Employment Term.

               (ii) The Employer shall pay to the Employee as compensation for the services rendered by the Employee during the Consulting Term of this Agreement compensation computed based on the actual number of full days worked during each pay period. The compensation shall be based upon an annualized compensation amount of $450,000 (i.e, a daily compensation amount of $1,731). A full work day shall be at least seven hours of work for the day. From time to time, the parties may agree to change the annualized compensation amount and thus the daily compensation amount. The compensation payable to the Employee during the Consulting Term shall be payable monthly or in other more frequent installments, as determined by the Employer.

               (iii) The compensation provided for in this Section 3(a) shall be in addition to any pension or profit sharing payments set aside or allocated for the benefit of the Employee.

          (b) BONUSES.

               (i) In addition to the Basic Salary paid pursuant to Section 3(a), the Employer shall pay to the Employee as incentive compensation during the Employment Term a fiscal year annual bonus based upon the Executive's performance and computed and paid in accordance with the incentive bonus plan adopted each year by the Board of Directors of the Employer; provided that during the first twelve (12) months of the Employment Term and provided that the Employee remains employed during the entire twelve (12) month period, the aggregate 2004 fiscal year annual bonus paid to the Employee (which shall be the sum of the bonus payable with respect to the first 6 months of fiscal year 2004 and the bonus payable with respect the last 6 months of fiscal year 2004) shall be no less than $400,000.

               (ii) The Employee shall not be entitled to any bonus during the Consulting Term.

               (iii) In consideration for the Employee's particularly successful and innovative efforts over the past five years in developing and marketing the brands and merchandise of the Employer, his agreement to execute this Agreement and his agreement to continue in the employment of the Employer in accordance with the terms of this Agreement, the Employee shall receive, in a lump sum, promptly following the execution of this Agreement, a one-time special bonus equal to $500,000.

          (c) REIMBURSEMENTS. The Employer shall reimburse the Employee for all reasonable expenses incurred by the Employee in the performance of his duties under this Agreement; provided, however, that the Employee must furnish to the Employer an itemized account, satisfactory to the Employer, in substantiation of such expenditures.

          (d) OTHER FRINGE BENEFITS. During the Employment Term, the Employee shall be entitled to such fringe benefits including, but not limited to, medical and insurance benefits as may be provided from time to time by the Employer to other management employees of the Employer.

          (e) AUTOMOBILE. During the Employment Term, the Employee shall provide his own automobile for use as an employee hereunder. The Employer shall provide the Employee with an automobile allowance of $1,000 per month ($12,000 per year).

     4. DUTIES. During the Employment Term, the Employee is engaged as the Executive Vice President - Chief Marketing Officer; and, in addition, the Employee shall have such other duties and hold such other offices as may from time to time be reasonably assigned to him by the Board of Directors of the Employer. During the Consulting Term, the Employee shall only have such duties and shall only perform such services as the parties shall agree upon from time to time.

     5. EXTENT OF SERVICES; VACATIONS AND DAYS OFF.

          (a) During the Employment Term, the Employee shall devote such time, energy and attention during regular business hours to the benefit and business of the Employer as may be reasonably necessary in performing his duties pursuant to this Agreement. During the Consulting Term, the Employee shall only be required to perform services for the Employer on days as may be agreed upon from time to time by the parties.

          (b) During the Employment Term, the Employee shall be entitled to vacations with pay and to such personal and sick leave with pay in accordance with the policy of the Employer as may be established from time to time by the Employer. During the Consulting Period, the Employee will not receive pay for any full days not worked, whether such days are not worked as a result of vacation, sick leave or personal days off.

     6. FACILITIES. During the Employment Term, the Employer shall provide the Employee with a fully furnished office, and the facilities of the Employer shall be generally available to the Employee in the performance of his duties pursuant to this Agreement, it being understood and contemplated by the parties that all equipment, supplies and office personnel required in the performance of the Employee's duties under this Agreement shall be supplied by the Employer.

     7. ILLNESS OR INCAPACITY, TERMINATION ON DEATH, ETC.

          (a) If the Employee dies during the Employment Term, the Employer shall pay to the estate of the Employee such compensation, including any bonus compensation earned but not yet paid, as would otherwise have been payable to the Employee up to the end of the month in which his death occurs plus six (6) month's additional compensation. If the Employee dies during the Consulting Term, the Employer shall pay to the estate of the Employee such compensation earned but not yet paid, as would otherwise have been payable to the Employee up to the end of the month in which his death occurs. The Employer shall have no additional financial obligation under this Agreement to the Employee or his estate. After receiving the payments provided in this subparagraph (a), the Employee and his estate shall have no further rights under this Agreement.

          (b) (i) During any period of disability, illness or incapacity during the Employment Term which renders the Employee at least temporarily unable to perform the services required under this Agreement for a period which shall not equal or exceed one hundred and eighty (180) continuous days, or one hundred and eighty (180) continuous days in any one (1) year period, the Employee shall receive the compensation payable under Section 3(a)(i) of this Agreement plus any bonus compensation earned but not yet paid, less any benefits received by him under any disability insurance carried by or provided by the Employer. All rights of the Employee under this Agreement (other than rights already accrued) shall terminate as provided below upon the Employee's permanent disability (as defined below), although the Employee shall continue to receive any disability benefits to which he may be entitled under any disability income insurance which may be carried by or provided by the Employer from time to time.

               (ii) The term "permanent disability" as used in this Agreement shall mean the inability of the Employee, as determined by the Board of Directors of the Employer, by reason of physical or mental disability to perform the duties required of him under this Agreement for a period of one hundred and eighty (180) days in any one-year period. Successive periods of disability, illness or incapacity will be considered separate periods unless the later period of disability, illness or incapacity is due to the same or related cause and commences less than six months from the ending of the previous period of disability. Upon such determination, the Board of Directors may terminate the Employee's employment under this Agreement upon ten (10) days' prior written notice. If any determination of the Board of Directors with respect to permanent disability is disputed by the Employee, the parties hereto agree to abide by the decision of a panel of three physicians. The Employee and Employer shall each appoint one member, and the third member of the panel shall be appointed by the other two members. The Employee agrees to make himself available for and submit to examinations by such physicians as may be directed by the Employer. Failure to submit to any such examination shall constitute a breach of a material part of this Agreement.

     8. OTHER TERMINATIONS.

          (a) (i) The Employee may terminate his employment hereunder during the Employment Term effective on any date from and after April 30, 2005 upon giving at least one hundred eighty (180) days' prior written notice and, if on the date of the giving of such notice of termination, there is less than one hundred eighty (180) days prior to the next Renewal Date, the term of this Agreement shall be extended to and shall then terminate on the date which is one hundred eighty (180) days after the date on which the Employee gives such written notice of termination to the Employer.

               (ii) If the Employee gives notice pursuant to Section 8(a) above, the Employer shall have the right to relieve the Employee, in whole or in part, of his duties under this Agreement (without reduction in compensation through the termination date).

          (b) (i) Except as otherwise provided in this Agreement, the Employer may terminate the employment of the Employee hereunder during the Employment Term only for good cause and upon written notice; provided, however, that no breach or default by the Employee shall be deemed to occur hereunder unless the Employee shall have failed to cure the breach or default within thirty (30) days after he received written notice thereof indicating that it is a notice of termination pursuant to this Section of this Agreement.

               (ii) As used herein, "good cause" shall include:

                    (1) the Employee's conviction of either a felony involving moral turpitude or any crime in connection with his employment by the Employer which causes the Employer a substantial detriment, but specifically shall not include traffic offenses;

                    (2) actions by the Employee which clearly are contrary to the best interests of the Employer;

                    (3) the Employee's willful failure to take actions permitted by law and necessary to implement policies of the Employer's Board of Directors which the Board of Directors has communicated to him in writing;

                    (4) the Employee's continued failure to attend to his duties as an management employee of the Employer; or

                    (5) any condition which either resulted from the Employee's substantial dependence, as determined by the Board of Directors of the Employer, on alcohol, or any narcotic drug or other controlled or illegal substance. If any determination of substantial dependence is disputed by the Employee, the parties hereto agree to abide by the decision of a panel of three physicians appointed in the manner and subject to the same penalties for noncompliance as specified in Section 7(b)(ii) of this Agreement.

     decision of a panel of three physicians appointed in the manner and subject to the same penalties for noncompliance as specified in Section 7(b)(ii) of this Agreement.

               (iii) Termination of the employment of the Employee during the Employment Term for reasons other than those expressly specified in this Agreement as good cause shall be deemed to be a termination of employment "without good cause."

          (c) If the Employer shall terminate the Employment Term without good cause effective on a date earlier than the termination date provided for in
Section 2 (with the effective date of termination as so identified by the Employer being referred to herein as the "Accelerated Employment Term Termination Date"), the Employee until the date which is twelve (12) months after the Accelerated Employment Term Termination Date, shall continue to receive the Basic Salary and other compensation and employee benefits (including without limitation the bonus that would otherwise have been payable during such compensation continuation period under the bonus plan in effect immediately before the Accelerated Employment Term Termination Date) that the Employer has heretofore in Section 3 agreed to pay and to provide for the Employee, in each case in the amount and kind and at the time provided for in Section 3; provided that, notwithstanding such termination of employment, the Employee's covenants set forth in Section 10 and Section 11 are intended to and shall remain in full force and effect.

               (iii) The parties agree that, because there can be no exact measure of the damage that would occur to the Employee as a result of a termination by the Employer of the Employee's employment during the Employment Term without good cause, the payments and benefits paid and provided pursuant to this Section 8(c) shall be deemed to constitute liquidated damages and not a penalty for the Employer's termination of the Employee's employment without good cause, and the Employer agrees that the Employee shall not be required to mitigate his damages.

          (d)  Rights Upon Change in Control.

               (i) If a Change in Control of the Employer, as defined in Section 8(d)(iii) shall occur during the Employment Term and the Employee shall:

                    (1) voluntarily terminate his employment within one year following such Change in Control and such termination shall be as a result of the Employee's good faith determination that as a result of the Change in Control and a change in circumstances thereafter significantly affecting his position, he can no longer adequately exercise the authorities, powers, functions or duties attached to his position as an executive officer of the Employer; or

                    (2) voluntarily terminate his employment within one year following such Change in Control, and such termination shall be as a result of the Employee's good faith determination that he can no longer perform his duties as an executive officer of the Employer by reason of a substantial diminution in his responsibilities, status or position; or

                    (3) have his employment terminated by the Employer for reasons other than those specified in Section 8(b)(ii) within one (1) year following such Change in Control;

then in any of the above three cases, the Employee shall have, instead of the further rights described in Section 3(a), the right to immediately terminate this Agreement and a nonforfeitable right to receive, payable in a lump sum, the sum of the monthly amounts of his Basic Salary for a period equal to 12 months plus an amount equal to his most recently set annual target bonus.

               (ii) If a Change in Control of the Employer, as defined in
Section 8(d)(iii) shall occur during the Consulting Term, the Employee shall not be entitled to any special termination rights or any right to receive any special continuation of compensation.

               (iii) For purposes of this Agreement, a "Change in Control" shall mean:

                    (1) the obtaining by any party of fifty percent (50%) or more of the voting shares of the Employer pursuant to a "tender offer" for such shares as provided under Rule 14d-2 promulgated under the Securities Exchange Act of 1934, as amended, or any subsequent comparable federal rule or regulation governing tender offers; or

                    (2) individuals who were members of the Employer's Board of Directors immediately prior to any particular meeting of the Employer's shareholders which involves a contest for the election of directors fail to constitute a majority of the members of the Employer's Board of Directors following such election; or

                    (3) the Employer's executing an agreement concerning the sale of substantially all of its assets to a purchaser which is not a subsidiary; or

                    (4) the Employer's adoption of a plan of dissolution or liquidation; or

                    (5) the Employer's executing an agreement concerning a merger or consolidation involving the Employer in which the Employer is not the surviving corporation or if, immediately following such merger or consolidation, less than fifty percent (50%) of the surviving corporation's outstanding voting stock is held by persons who are stockholders of the Employer immediately prior to such merger or consolidation.

               (iv) The provisions of Section 8(c) and this Section 8(d) are mutually exclusive, provided, however, that if within one year following commencement of an 8(c) payout there shall be a Change in Control as defined in
Section 8(d)(iii), then the Employee shall be entitled to the amount payable to the Employee under Section 8(d)(i) reduced by the amount that the Employee has received under Section 8(c) up to the date of the Change in Control. The triggering of the payment requirement of this Section 8(d) shall cause the provisions of Section 8(c) to become inoperative. The triggering of the continuation of payment provisions of Section 8(c) shall cause the provisions of Section 8(d) to become inoperative except to the extent provided in this Section 8(d)(iii).

          (e) Compensation Payable Upon Termination by Employer for Good Cause or Voluntarily by Employee Absent Change in Control. If the employment of the Employee is terminated for good cause under Section 8(b)(ii) of this Agreement, or if the Employee voluntarily terminates his employment by written notice to the Employer under Section 8(a) of this Agreement without reliance on Section 8(d), the Employer shall pay to the Employee any compensation earned but not paid to the Employee prior to the effective date of such termination. In addition, if the Employee voluntarily terminates his employment by written notice to the Employer under Section 8(a) of this Agreement without reliance on
Section 8(d), the Employer will provide the Employee and his then eligible dependents with continued participation in the Employer's medical plans on the same terms as then offered to other then active employees for a period of up to twelve (12) months, following which, the Employee will be eligible to elect continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), as amended, by paying the full cost. Under each of such circumstances, such payment and rights to continuation of benefits shall be in full and complete discharge of any and all liabilities or obligations of the Employer to the Employee hereunder, and the Employee shall be entitled to no further benefits under this Agreement.

          (f) Release. Payment of any compensation to the Employee under this
Section 8 following termination of employment shall be conditioned upon the prior receipt by the Employer of a release executed by the Employee in substantially the form attached to this Agreement as Exhibit A.

     9. DISCLOSURE. The Employee agrees that during the Employment Term and during the Consulting Term, he will disclose and disclose only to the Employer all ideas, methods, plans, developments or improvements known by him which relate directly or indirectly to the business of the Employer, whether acquired by the Employee before or during his employment by the Employer. Nothing in this
Section 9 shall be construed as requiring any such communication where the idea, plan, method or development is lawfully protected from disclosure as a trade secret of a third party or by any other lawful prohibition against such communication.

     10. CONFIDENTIALITY. The Employee agrees to keep in strict secrecy and confidence any and all information the Employee assimilates or to which he has access during his employment by the Employer and which has not been publicly disclosed and is not a matter of common knowledge in the fields of work of the Employer. The Employee agrees that both during and after the Employment Term and both during and after the Consulting Term, he will not, without the prior written consent of the Employer, disclose any such confidential information to any third person, partnership, joint venture, company, corporation or other organization.

     11. NONSOLICITATION. The Employee hereby acknowledges that, during and solely as a result of his employment by the Employer, he has received and shall continue to receive access to confidential information and business and professional contacts. In consideration of the special and unique opportunities afforded to the Employee by the Employer as a result of the Employee's employment, the Employee hereby agrees as follows:

          (a) During his employment with the Employer and, except as may be otherwise herein provided, for a period of two (2) years following the termination of his employment with the Employer, regardless of the reason for such termination, the Employee agrees he will refrain from and will not, directly or indirectly, as an individual, partner, officer, director, stockholder, employee, advisor, independent contractor, joint venturer, consultant, agent, representative, salesman or otherwise solicit any of the employees of the Employer to terminate their employment.

          (b) The period of time during which the Employee is prohibited from engaging in certain business practices pursuant to Section 11(a) shall be extended by any length of time during which the Employee is in breach of such covenants.

          (c) It is understood by and between the parties hereto that the foregoing restrictive covenant as set forth in Sections 11(a) and (b) is an essential element of this Agreement, and that, but for the agreement of the Employee to comply with such covenant, the Employer would not have agreed to enter into this Agreement. Such covenant by the Employee shall be construed as an agreement independent of any other provision in this Agreement. The existence of any claim or cause of action of the Employee against the Employer, whether predicated on this Agreement, or otherwise, shall not constitute a defense to the enforcement by the Employer of such covenant.

          (d) It is agreed by the Employer and Employee that if any portion of the covenant set forth in this Section 11 is held to be invalid, unreasonable, arbitrary or against public policy, then such portion of such covenant shall be considered divisible both as to time and geographical area. The Employer and Employee agree that, if any court of competent jurisdiction determines the specified time period or the specified geographical area applicable to this
Section 11 to be invalid, unreasonable, arbitrary or against public policy, a lesser time period or geographical area which is determined to be reasonable, non-arbitrary and not against public policy may be enforced against the Employee. The Employer and the Employee agree that the foregoing covenant is appropriate and reasonable when considered in light of the nature and extent of the business conducted by the Employer.

     12. SPECIFIC PERFORMANCE. The Employee agrees that damages at law will be an insufficient remedy to the Employer if the Employee violates the terms of Sections 9, 10 or 11 of this Agreement and that the Employer would suffer irreparable damage as a result of such violation. Accordingly, it is agreed that the Employer shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of such Sections, which injunctive relief shall be in addition to any other rights or remedies available to the Employer. The Employee agrees to pay to the Employer all costs and expenses incurred by the Employer relating to the enforcement of the terms of Sections 9, 10 or 11 of this Agreement, including reasonable fees and disbursements of counsel (both at trial and in appellate proceedings).

     13. COMPLIANCE WITH OTHER AGREEMENTS. The Employee represents and warrants that the execution of this Agreement by him and his performance of his obligations hereunder will not conflict with, result in the breach of any provision of or the termination of or constitute a default under any Agreement to which the Employee is a party or by which the Employee is or may be bound.

     14. WAIVER OF BREACH. The waiver by the Employer of a breach of any of the provisions of this Agreement by the Employee shall not be construed as a waiver of any subsequent breach by the Employee.

     15. BINDING EFFECT; ASSIGNMENT. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer. It is expressly acknowledged that the provisions of Section 11 relating to nonsolicitation and nonacceptance may be enforced by the Employer's successors and assigns. This Agreement is a personal employment contract and the rights, obligations and interests of the Employee hereunder may not be sold, assigned, transferred, pledged or hypothecated.

     16. ENTIRE AGREEMENT. This Agreement contains the entire agreement and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge is sought.

     17. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     18. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

     19. NOTICE. All notices which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy or similar electronic transmission method; one working day after it is sent, if sent by recognized expedited delivery service; and five days after it is sent, if mailed, first class mail, certified mail, return receipt requested, with postage prepaid. In each case notice shall be sent to:

         If to the Employee:            James P. Frain
                                        931 Dolphin Drive
                                        Cape Coral, FL  33904

         If to the Employer:            Chico's FAS, Inc.
                                        11215 Metro Parkway
                                        Ft. Myers, Florida  33912

         with a copy to:                Gary I. Teblum, Esquire
                                        Trenam, Kemker, Scharf, Barkin,
                                          Frye, O'Neill & Mullis, P.A.
                                        Post Office Box 1102
                                        Tampa, Florida 33601





     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


                                        CHICO'S FAS, INC.


                                        By: /s/  Scott A. Edmonds
                                            ------------------------------------


                                        EMPLOYEE:


                                        /s/ James P. Frain
                                        ----------------------------------------
                                        JAMES P. FRAIN

                                    EXHIBIT A
                                       TO
                    EMPLOYMENT AGREEMENT WITH JAMES P. FRAIN
                     DATED AS OF _________, 2004, AS AMENDED

                                     RELEASE

     WHEREAS, _______________________________ (the "Executive") is an employee of Chico's FAS, Inc., (the "Company") and is a party to the Employment Agreement dated __________________ (the "Agreement");

     WHEREAS, the Executive's employment has been terminated in accordance with
Section 8___ of the Agreement; and

     WHEREAS, the Executive is required to sign this Release in order to receive the payment of any compensation under Section 8 of the Agreement following termination of employment.

     NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Executive agrees as follows:

     1. This Release is effective on the date hereof and will continue in effect as provided herein.

     2. In consideration of the payments to be made and the benefits to be received by the Executive pursuant to the Agreement (collectively, the "Release Consideration"), which the Executive acknowledges are in addition to payments and benefits to which the Executive would be entitled but for the Agreement, the Executive, for the Executive and the Executive's dependents, successors, assigns, heirs, executors and administrators (and the Executive and their legal representatives of every kind), hereby releases, dismisses, remises and forever discharges the Company, its predecessors, parents, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel (collectively the "Released Party") from any and all arbitrations, claims, including claims for attorney's fees, demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which the Executive now has or may have had for, upon, or by reason of any cause whatsoever ("claims"), against the Released Party, including but not limited to:

     (a) any and all claims arising out of or relating to Executive's employment by or service with the Company and the Executive's termination from the Company.

     (b) any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or handicap, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act; and

     (c) any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied.

Notwithstanding the foregoing, nothing herein shall be considered as releasing the Company from its obligations to pay and/or provide the Release Consideration or as an agreement by the Executive not to file a lawsuit to enforce the payment and/or providing of the Release Consideration.

     3. The Executive understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of the Executive rights and that any such violation, liability or invasion is expressly denied. The consideration provided for this Release is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that the Executive ever had or now may have against the Company to the extent provided in this Release. The Executive further agrees and acknowledges that no representations, promises or inducements have been made that the Company other than as appear in the Agreement.

     4.   The Executive further agrees and acknowledges that:

     (a) The Release provided for herein releases claims to and including the date of this Release;

     (b) The Executive has been advised by the Company to consult with legal counsel prior to executing this Release, has had an opportunity to consult with and to be advised by legal counsel of the Executive's choice, fully understands the terms of this Release, and enters into this Release freely, voluntarily and intending to be found.

     (c) The Executive has been given a period of 21 days to review and consider the terms of this Release, prior to its execution and that the Executive may use as much of the 21 day period as the Executive desires; and

     (d) The Executive may, within 7 days after execution, revoke this Release. Revocation shall be made by delivering a written notice of revocation to the Chief Financial Officer at the Company. For such revocation to be effective, written notice must be actually received by the Chief Financial Officer at the Company no later than the close of business on the 7th day after the Executive executes this Release. If the Executive does exercise the Executive's right to revoke this Release, all of the terms and conditions of the Release shall be of no force and effect and the Company shall not have any obligation to make payments or provide benefits to the Executive as set forth in Sections 8 of the Agreement.

     5. The Executive agrees that the Executive will never file a lawsuit or other complaint asserting any claim that is released in this Release.

     6. The Executive waives and releases any claim that the Executive has or may have to reemployment after ________________________ .

         IN WITNESS WHEREOF, the Executive has executed and delivered this Release on the date set forth below.

Dated: ________________________________


                                                       Executive